EXHIBIT 99.1

Arbutus Reports First Quarter 2021 Financial Results and Provides Corporate Update

AB-729, Arbutus’ proprietary subcutaneously delivered RNAi agent, continues to demonstrate robust and continuous declines in hepatitis B surface antigen (HBsAg) in subjects with chronic hepatitis B (HBV) with favorable safety and tolerability data

Additional data from the ongoing Phase 1a/1b clinical trial of AB-729, including 60 mg multi-dose data (dosing interval every 4 and 8 weeks) and 90 mg multi-dose data (dosing interval every 8 weeks), expected in 2Q/2021

A proof-of-concept Phase 2 triple combination clinical trial evaluating AB-729, and Assembly Biosciences’ core inhibitor candidate, vebicorvir (VBR), with an approved standard of care nucleoside/nucleotide reverse transcript (NRTI) initiated by Arbutus and Assembly in 1Q/2021

Phase 1a/1b clinical trial with AB-836, Arbutus’ proprietary oral capsid inhibitor, initiated with initial data expected in 2H/2021

Arbutus, X-Chem, and Proteros biostructures announced an innovative Pan-Coronavirus Discovery Research and License Agreement in April 2021

Conference Call and Webcast Scheduled Today at 8:45 AM ET

WARMINSTER, Pa., May 05, 2021 (GLOBE NEWSWIRE) -- Arbutus Biopharma Corporation (Nasdaq: ABUS), a clinical-stage biopharmaceutical company primarily focused on developing a cure for people with chronic hepatitis B virus (HBV) infection, as well as therapies to treat coronaviruses (including COVID-19), today reports its first quarter 2021 financial results and provides a corporate update.

William Collier, President and Chief Executive Officer of Arbutus, stated, “We had a productive first quarter of 2021. With the initiation of the Phase 1a/1b clinical trial of AB-836, our oral capsid inhibitor, together with the ongoing clinical development of AB-729, we now have two proprietary HBV agents in development. This progress reflects our objective to develop a combination regimen that provides a functional cure for people living with HBV. We were also gratified to establish an innovative collaboration with X-Chem, Inc. and Proteros biostructures GmbH. The objective of this alliance is to expedite our efforts to discover an effective oral antiviral therapy against coronaviruses including SARS-CoV-2 targeting the main protease.”

Mr. Collier added, “Looking ahead, we expect an eventful 2021 including: continued longer term Phase 1a/1b dosing results for AB-729; initiation of two Phase 2 proof-of-concept clinical trials for AB-729 with one or more approved or investigational agents; and initial Phase 1a/1b data from our proprietary oral capsid inhibitor, AB-836.”

Pipeline Update

AB-729

  Arbutus is currently conducting a single- and multi-dose Phase 1a/1b clinical trial to determine the safety, tolerability, pharmacokinetics, and pharmacodynamics of AB-729 in healthy subjects and in subjects with chronic HBV infection.

  Results to date demonstrate that treatment of AB-729 using the 60 mg and 90 mg doses has been well tolerated after a single dose. Efficacy results to date suggest that repeat dosing using the 60 mg dose every 4 weeks resulted in a continuous and robust mean HBsAg decline at week 24 (-1.84 log10 IU/mL, N=7). Repeat dosing using the 60 mg dose every 8 weeks results in comparable mean HBsAg declines relative to the 60 mg dose every 4 weeks at week 16 (-1.39 log10 IU/mL vs -1.44 log10 IU/mL, p<0.7). In HBV DNA positive CHB subjects, a single 90 mg AB-729 dose resulted in robust mean HBsAg (-1.02 log10 IU/mL) and HBV DNA (-1.53 log10 IU/mL) declines at week 12, as well as decreases in HBV RNA and core-related antigen.

  Arbutus expects to provide additional data from ongoing cohorts of the Phase 1a/1b clinical trial in the second quarter of 2021, including 60 mg multi-dose data (dosing interval every 4 and 8 weeks) and 90 mg multi-dose data (dosing interval every 8 weeks). Data from the 90 mg every 12 weeks in HBV DNA negative subjects and the 90 mg every 8 weeks in the HBV DNA positive subjects is expected in the second half of 2021. Arbutus also intends to advance AB-729 into two additional proof-of-concept Phase 2 combination trials with one or more approved or investigational agents in the second half of 2021 with dosing of AB-729 as infrequently as every 8 or 12 weeks.
  Arbutus and Assembly initiated a Phase 2 proof-of-concept combination clinical trial to evaluate AB-729 in combination with Assembly’s lead core (capsid) inhibitor candidate VBR and an NrtI for the treatment of subjects with chronic HBV infection. The randomized, multi-center, open-label Phase 2 clinical trial will evaluate the safety, pharmacokinetics, and antiviral activity of the triple combination of VBR, AB-729 and an NrtI compared to the double combinations of VBR with an NrtI and AB-729 with an NrtI. Approximately 60 virologically-suppressed subjects with HBeAg negative chronic HBV are expected to be enrolled in the first cohort of the trial. Subjects will be dosed for 48 weeks with VBR 300 mg orally once daily and AB-729 60 mg subcutaneously every 8 weeks, with a 48-week follow-up period.

AB-836: Oral Capsid Inhibitor

  In January 2020, Arbutus selected AB-836 as its next-generation oral capsid inhibitor. AB-836 is from a novel chemical series differentiated from competitor compounds, with the potential for increased efficacy and an enhanced resistance profile. Arbutus completed CTA/IND-enabling studies in the fourth quarter of 2020 and initiated a Phase 1a/1b clinical trial for AB-836 in the first quarter of 2021, with initial data expected in second half of 2021.

HBV Discovery Programs

  Arbutus’ drug discovery efforts are focused on follow-on compounds for its current HBV pipeline. Arbutus expects to continue to advance its research in its oral PD-L1 inhibitor and RNA-destabilizer programs.

Research Efforts to Combat COVID-19 and Future Coronavirus Outbreaks

  Based on its extensive antiviral drug discovery experience, Arbutus has established an internal research program to identify new small molecule antiviral medicines to treat COVID-19 and future coronavirus outbreaks. This effort, led by Dr. Michael Sofia, Arbutus’ Chief Scientific Officer, is focused on the discovery and development of new molecular entities that address specific viral targets including the nsp12 viral polymerase and the nsp5 viral protease. These targets are essential viral proteins which Arbutus has experience in targeting. Arbutus recently entered into a discovery research and license agreement with X-Chem, Inc. and Proteros biostructures GmbH focused on the discovery of novel inhibitors targeting the SARS-CoV-2 nsp5 main protease (Mpro). The agreement is designed to accelerate the development of pan-coronavirus agents to treat COVID-19 and potential future coronavirus outbreaks.

Financial Results

Cash, Cash Equivalents and Investments

Arbutus had cash, cash equivalents and investments totaling $132.0 million as of March 31, 2021, as compared to $123.3 million as of December 31, 2020. During the three months ended March 31, 2021, Arbutus used $17.9 million in operating activities, which was offset by $26.4 million of net proceeds from the issuance of common shares under Arbutus’s ATM program. The Company believes its cash, cash equivalents and investments of $132.0 million as of March 31, 2021 are sufficient to fund the Company’s operations through the third quarter of 2022.

Net Loss

Net loss attributable to common shares for the three months ended March 31, 2021 was $19.6 million ($0.21 basic and diluted loss per common share) as compared to $16.8 million ($0.25 basic and diluted loss per common share) for the three months ended March 31, 2020. Net loss attributable to common shares for the three months ended March 31, 2021 and 2020 included non-cash expense for the accrual of coupon on the Company’s convertible preferred shares of $3.2 million and $3.0 million, respectively.

Operating Expenses

Research and development expenses were $13.4 million for the three months ended March 31, 2021 compared to $10.4 million in the same period in 2020. The increase in research and development expenses for the three months ended March 31, 2021 versus the same period in 2020 was due primarily to higher expenses for the Company’s clinical development and discovery programs, including activities under our collaboration with Assembly and internal research efforts to treat COVID-19 and future coronavirus outbreaks, both of which initiated in mid-2020. General and administrative expenses were $3.8 million for the three months ended March 31, 2021 compared to $3.6 million for the same period in 2020. This increase was due primarily to an increase in non-cash stock-based compensation expense.

Outstanding Shares

The Company had approximately 96.2 million common shares issued and outstanding as of March 31, 2021. In addition, the Company had approximately 13.4 million stock options outstanding and 1.164 million convertible preferred shares outstanding, which (including the annual 8.75% coupon) will be mandatorily convertible into approximately 23 million common shares on October 18, 2021.

COVID-19 Impact

In December 2019 an outbreak of a novel strain of coronavirus (COVID-19) was identified in Wuhan, China. This virus continues to spread globally, has been declared a pandemic by the World Health Organization and has spread to nearly every country in the world. The impact of this pandemic has been, and will likely continue to be, extensive in many aspects of society. The pandemic has resulted in and will likely continue to result in significant disruptions to businesses. A number of countries and other jurisdictions around the world have implemented extreme measures to try and slow the spread of the virus. These measures include the closing of businesses and requiring people to stay in their homes, the latter of which raises uncertainty regarding the ability to travel to hospitals in order to participate in clinical trials. Additional measures that have had, and will likely continue to have, a major impact on clinical development, at least in the near-term, include shortages and delays in the supply chain, and prohibitions in certain countries on enrolling subjects in new clinical trials. While we have been able to progress with our clinical and pre-clinical activities to date, it is not possible to predict if the COVID-19 pandemic will negatively impact our plans and timelines in the future.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF LOSS
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2021	2020
Revenue
Collaborations and licenses	$1,154	$835
Non-cash royalty revenue	959	656
Total Revenue	2,113	1,491
Operating expenses
Research and development	13,370	10,416
General and administrative	3,847	3,553
Depreciation	443	500
Change in fair value of contingent consideration	129	112
Site consolidation	—	57
Loss from operations	(15,676)	(13,147)
Other income (loss)
Interest income	39	345
Interest expense	(772)	(1,041)
Foreign exchange gain (loss)	28	(18)
Total other loss	(705)	(714)
Net loss	$(16,381)	$(13,861)
Dividend accretion of convertible preferred shares	(3,212)	(2,978)
Net loss attributable to common shares	$(19,593)	$(16,839)
Loss per share
Basic and diluted	$(0.21)	$(0.25)
Weighted average number of common shares
Basic and diluted	93,434,378	67,683,586

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2021	December 31, 2020
Cash, cash equivalents and marketable securities, current	$131,961	$123,268
Accounts receivable and other current assets	5,380	4,436
Total current assets	137,341	127,704
Property and equipment, net of accumulated depreciation	6,584	6,927
Right of use asset	2,315	2,405
Other non-current assets	—	44
Total assets	$146,240	$137,080
Accounts payable and accrued liabilities	$6,063	$8,901
Liability-classified options	198	250
Lease liability, current	432	390
Total current liabilities	6,693	9,541
Liability related to sale of future royalties	19,366	19,554
Contingent consideration	3,555	3,426
Lease liability, non-current	2,477	2,593
Total stockholders’ equity	114,149	101,966
Total liabilities and stockholders’ equity	$146,240	$137,080

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands)

	Three Months Ended March 31,
	2021	2020
Net loss	$(16,381)	$(13,861)
Other non-cash items	2,222	2,448
Changes in working capital	(3,722)	(4,040)
Net cash used in operating activities	(17,881)	(15,453)
Net cash provided by (used in) investing activities	18,221	(2,401)
Net cash provided by financing activities	26,874	12,481
Effect of foreign exchange rate changes on cash and cash equivalents	(44)	(10)
Increase (decrease) in cash and cash equivalents	$27,170	$(5,383)
Cash and cash equivalents, beginning of period	52,251	31,799
Cash and cash equivalents, end of period	$79,421	$26,416
Investments in marketable securities	52,540	61,690
Cash, cash equivalents and marketable securities, end of period	$131,961	$88,106

Conference Call and Webcast Today

Arbutus will hold a conference call and webcast today, Wednesday, May 5, 2021 at 8:45 AM Eastern Time to provide a corporate update. You can access a live webcast of the call, which will include presentation slides, through the Investors section of Arbutus’ website at www.arbutusbio.com or directly at Live Webcast. Alternatively, you can dial (866) 393-1607 or (914) 495-8556 and reference conference ID 4445858.

An archived webcast will be available on the Arbutus website after the event. Alternatively, you may access a replay of the conference call by calling (855) 859-2056 or (404) 537-3406, and reference conference ID 4445858.

About AB-729

AB-729 is an RNA interference (RNAi) therapeutic targeted to hepatocytes using Arbutus’ novel covalently conjugated N-acetylgalactosamine (GalNAc) delivery technology that enables subcutaneous delivery. AB-729 inhibits viral replication and reduces all HBV antigens, including hepatitis B surface antigen in preclinical models. Reducing hepatitis B surface antigen is thought to be a key prerequisite to enable reawakening of a patient’s immune system to respond to the virus. Based upon clinical data generated thus far in an ongoing single- and multi-dose Phase 1a/1b clinical trial, AB-729 has demonstrated positive safety and tolerability data and meaningful reductions in hepatitis B surface antigen.

About AB-836

AB-836 is an oral HBV capsid inhibitor. HBV core protein assembles into a capsid structure, which is required for viral replication. The current standard-of-care therapy for HBV, primarily nucleos(t)ide analogues that work by inhibiting the viral polymerase, significantly reduce virus replication, but not completely. Capsid inhibitors inhibit replication by preventing the assembly of functional viral capsids. They also have been shown to inhibit the uncoating step of the viral life cycle thus reducing the formation of new covalently closed circular DNA (cccDNA), the genetic reservoir which the virus uses to replicate itself.

About HBV

Hepatitis B is a potentially life-threatening liver infection caused by HBV. HBV can cause chronic infection which leads to a higher risk of death from cirrhosis and liver cancer. Chronic HBV infection represents a significant unmet medical need. The World Health Organization estimates that over 250 million people worldwide suffer from chronic HBV infection, while other estimates indicate that approximately 2 million people in the United States suffer from chronic HBV infection. Approximately 900,000 people die every year from complications related to chronic HBV infection despite the availability of effective vaccines and current treatment options.

About Arbutus

Arbutus Biopharma Corporation is a publicly traded (Nasdaq: ABUS) biopharmaceutical company primarily dedicated to discovering, developing and commercializing a cure for people with chronic hepatitis B virus (HBV) infection. The Company is advancing multiple drug product candidates that may be combined into a potentially curative regimen for chronic HBV infection. Arbutus has also initiated a drug discovery and development effort for treating coronaviruses (including COVID-19). For more information, visit www.arbutusbio.com.

Forward-Looking Statements and Information

This press release contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). Forward-looking statements in this press release include statements about our objective to develop a combination regimen that provides a functional cure for people living with HBV; our expectation to provide additional data from the ongoing cohorts of the Phase 1a/1b clinical trials of AB-729 in the second quarter of 2021, including 60 mg multi-dose data (dosing interval every 4 and 8 weeks) and 90 mg multi-dose data (dosing interval every 8 weeks); our expectation to provide data from the 90 mg every 12 weeks in HBV DNA negative subjects and the 90 mg every 8 weeks in the HBV DNA positive subjects of Phase 1a/1b clinical trial of AB-729 in the second half of 2021; our intention to advance AB-729 into two additional proof-of-concept Phase 2 combination trials with one or more approved or investigational agents in the second half of 2021 with dosing of AB-729 as infrequently as every 8 or 12 weeks; our plans with respect to the Phase 2 proof-of-concept combination clinical trial to evaluate AB-729 in combination with Assembly Biosciences’ lead core/capsid inhibitor candidate VBR and an NrtI inhibitor for the treatment of subjects with chronic HBV infection, including the expected trial design, the expected number and type of patients to be enrolled in the trial and the expected dosing schedule; the potential for AB-836 to have increased efficacy and an enhanced resistance profile; our expectation for initial data from the Phase 1a/1b clinical trial for AB-836 in the second half of 2021; the expected continued advancement of our research in the oral PD-LE inhibitor and RNA-destabilizer programs; our expectations and goals for the collaboration with X-Chem and Proteros and any potential benefits related thereto, including our expectation that the alliance will expedite our efforts to discover an effective oral antiviral therapy against coronaviruses including SARS-CoV-2 targeting the main protease; our expected cash runway through the third quarter of 2022; and our expectations regarding the impact of the COVID-19 pandemic on our business and clinical trials.

With respect to the forward-looking statements contained in this press release, Arbutus has made numerous assumptions regarding, among other things: the effectiveness and timeliness of preclinical studies and clinical trials, and the usefulness of the data; the timeliness of regulatory approvals; the continued demand for Arbutus’ assets; and the stability of economic and market conditions. While Arbutus considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies, including uncertainties and contingencies related to the ongoing COVID-19 pandemic.

Additionally, there are known and unknown risk factors which could cause Arbutus’ actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained herein. Known risk factors include, among others: anticipated pre-clinical studies and clinical trials may be more costly or take longer to complete than anticipated, and may never be initiated or completed, or may not generate results that warrant future development of the tested product candidate; Arbutus may elect to change its strategy regarding its product candidates and clinical development activities; Arbutus may not receive the necessary regulatory approvals for the clinical development of Arbutus’ products; economic and market conditions may worsen; Arbutus, X-Chem and Proteros may never realize the expected benefits of the collaboration; market shifts may require a change in strategic focus; and the ongoing COVID-19 pandemic could significantly disrupt Arbutus’ clinical development programs.

A more complete discussion of the risks and uncertainties facing Arbutus appears in Arbutus’ Annual Report on Form 10-K, Arbutus’ Quarterly Reports on Form 10-Q and Arbutus’ continuous and periodic disclosure filings, which are available at www.sedar.com and at www.sec.gov. All forward-looking statements herein are qualified in their entirety by this cautionary statement, and Arbutus disclaims any obligation to revise or update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments, except as required by law.

Contact Information

Investors and Media

William H. Collier
President and CEO
Phone: 267-469-0914
Email: ir@arbutusbio.com

Pam Murphy
Investor Relations Consultant
Phone: 267-469-0914
Email: ir@arbutusbio.com